Filed pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT NO. 7	File Number 333-167111
(To Prospectus Dated August 10, 2010)

Accuride Corporation

$140,000,000 7.5% Senior Convertible Notes due 2020

Shares of Common Stock

This prospectus supplement supplements the prospectus dated August 10, 2010, previously supplemented on September 1, 2010, October 8, 2010, November 12, 2010, November 16, 2010, November 18, 2010 and November 30, 2010, relating to the resale from time to time by holders of (a) our 7.5% Senior Convertible Notes due 2020, which we refer to as the notes, (b) shares of our common stock issuable upon conversion of the notes, (c) certain shares of common stock issued to the parties that backstopped the offering of the notes, whom we refer to as the backstop providers, whether pursuant to the backstop or otherwise, on the effective date of the plan of reorganization confirmed by the bankruptcy court on February 18, 2010 in connection with our emergence from Chapter 11 bankruptcy proceedings and (d) the common stock issuable upon exercise of the warrants issued to certain backstop providers. We refer to the common stock being registered pursuant to clauses (b), (c) and (d) of the preceding sentence collectively as registrable common stock.

This prospectus supplement incorporates into our prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on December 29, 2010.

You should read this prospectus supplement in conjunction with the accompanying prospectus, including any supplements and amendments thereto.  This prospectus supplement is qualified by reference to the accompanying prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the accompanying prospectus.

You should carefully consider matters discussed under the caption “Risk Factors” beginning on page 4 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 29, 2010

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 22, 2010

ACCURIDE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32483	61-1109077
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7140 Office Circle, Evansville, IN	47715
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (812) 962-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 3.02. Unregistered Sale of Equity Securities.

Accuride Corporation (the “Company”) issued 993,968 shares of its common stock (the “Exchange Shares”) in two separate exchanges on December 22nd and 29th for an aggregate of $4,172,628 aggregate principal amount of the Company’s 7.5% Senior Convertible Notes due 2020 (the “Convertible Notes”). The Company did not receive any cash proceeds in the exchanges. The Exchange Shares were issued in transactions exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 3(a)(9) thereof, on the basis that the exchange constituted an exchange with existing holders of the Company’s securities and no commission or other remuneration was paid or given directly or indirectly to any party for soliciting such exchanges. After completion of the exchanges, approximately $407 aggregate principal amount of Convertible Notes remains outstanding.

Item 8.01. Other Events.

On December 22, 2010, the Company’s common stock began trading on New York Stock Exchange under the symbol “ACW.”

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURIDE CORPORATION

Date:	December 29, 2010	/s/ Stephen A. Martin
Stephen A. Martin
Senior Vice President / General Counsel

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